Exhibit 99.1

Adopted:             , 2008

FORM OF

AUDIT COMMITTEE CHARTER OF

OPPORTUNITY ACQUISITION CORP.

I.	PURPOSE

The Audit Committee is appointed by the Board of Directors (“Board”) of Opportunity Acquisition Corp. (the “Company”) to assist the Board in monitoring (i) the integrity of the annual, quarterly, and other financial statements of the Company, (ii) the independent auditor’s qualifications and independence, (iii) the performance of the Company’s independent auditor, and (iv) the compliance by the Company with legal and regulatory requirements. The Audit Committee shall also review and approve all related-party transactions and prepare the report required by the rules of the Securities and Exchange Commission (“SEC”) to be included in the Company’s annual proxy statement.

II.	COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three members, absent a temporary vacancy. The Audit Committee shall meet the listing requirements of the American Stock Exchange (“AMEX”), subject to any compliance grace periods permitted by AMEX, and the provisions of applicable law, including independence and experience requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the SEC.

The Nominating Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur and shall recommend to the Board the Chairman of the Audit Committee. The members of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board. There shall be a Chairman of the Audit Committee (the “Chairman”), who shall also be appointed by the Board. The Chairman shall be a member of the Audit Committee and, if present, shall preside at each meeting of the Audit Committee. The Chairman shall consult with management of the Company and shall perform such other duties as may from time to time be assigned to the Chairman by the Audit Committee or the Board.

III.	MEETINGS AND COMMITTEE ACTION

The Audit Committee shall meet as often as it determines, including by written consent, but not less frequently than quarterly. The Audit Committee shall meet periodically with management and the Company’s independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. When necessary, the Audit Committee shall meet in executive session outside the presence of any officer of the Company.

Meetings of the Audit Committee shall be called by a majority of the members of the Audit Committee upon such notice as is provided for in the Company’s bylaws with respect to meetings of the Board. A majority of the Audit Committee members shall constitute a quorum. Actions of the Audit Committee may be taken in person at a meeting or in writing without a meeting. Actions taken at a meeting, to be valid, shall require the approval of a majority of the members of the Audit Committee present and voting. Actions taken in writing, to be valid, shall be signed by all members of the Audit Committee. At the discretion of the Chairperson of the Audit Committee, but at least once a quarter for all or a portion of a meeting, the members of the Audit Committee shall meet in executive session, without any members of management of the Company present. The Audit Committee shall report its minutes from each meeting to the Board.

A majority of the members of the Audit Committee may establish such rules as may from time to time be necessary or appropriate for the conduct of the business of the Audit Committee. At each meeting, a majority of the members of the Audit Committee shall appoint as secretary a person who may, but need not, be a member of the Audit Committee. A certificate of the secretary of the Audit Committee or minutes of a meeting of the Audit Committee executed by the secretary setting forth the names of the members of the Audit Committee present at the meeting or actions taken by the Audit Committee at the meeting shall be sufficient evidence at all times as to the members of the Audit Committee who were present, or such actions taken.

IV.	COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint or replace the Company’s independent auditor. The Audit Committee shall be directly responsible for determining the compensation and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the Company’s independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The Company’s independent auditor shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services and permitted non-audit services to be performed for the Company by the Company’s independent auditor, including the fees and terms thereof (subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit). The Audit Committee may form and delegate authority to subcommittees of the Audit Committee consisting of one or more Audit Committee members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting, or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to (i) the Company’s independent auditor for the purpose of rendering or issuing an audit report and (ii) any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. The Audit Committee annually shall review the Audit Committee’s own performance.

In addition to any other responsibilities that may be assigned from time to time by the Board, the Audit Committee shall:

A.	Financial Statement and Disclosure Matters

1.	Meet with the Company’s independent auditor prior to the audit to review the scope, planning, and staffing of the audit.

2.	Review and discuss with management and the Company’s independent auditor the Company’s annual audited financial statements, and recommend to the Board whether the Company’s audited financial statements should be included in the Company’s Annual Report on Form 10-K.

3.	Review and discuss with management and the Company’s independent auditor the Company’s quarterly financial statements prior to the filing of the Company’s Quarterly Report on Form 10-Q with the SEC, including the results of the review of the Company’s quarterly financial statements by the Company’s independent auditor.

4.	Discuss with management and the Company’s independent auditor, as appropriate, significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including:

(a)	any significant changes in the Company’s selection or application of accounting principles;

(b)	the Company’s critical accounting policies and practices;

(c)	all alternative treatments of financial information within GAAP that have been discussed with management and the ramifications of the use of such alternative accounting principles;

(d)	any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies; and

(e)	any material written communications between the Company’s independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.	Discuss with management the Company’s earnings press releases generally, including the use of any “pro forma” or “adjusted” non-GAAP information,

and any financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be general and include the types of information to be disclosed and the types of presentations to be made.

6.	Discuss with management and the independent auditor the effect on the Company’s financial statements of (i) regulatory and accounting initiatives and (ii) off-balance sheet structures.

7.	Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

8.	Discuss with the Company’s independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.	Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer (or individuals performing similar functions) during their certification process for the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q about any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

B.	Oversight of the Company’s Relationship with the Independent Auditor

1.	At least annually, obtain and review a report from the Company’s independent auditor, consistent with Independence Standards Board Standard 1, regarding (i) the internal quality-control procedures of the Company’s independent auditor, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (iii) any steps taken to deal with any such issues, and (iv) all relationships between the Company’s independent auditor and the Company.

2.	Evaluate the qualifications, performance, and independence of the Company’s independent auditor, including whether the independent auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions with respect to the Company’s independent auditor to the Board.

3.	Verify the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the Company’s independent auditing firm on a regular basis.

4.	Oversee the Company’s hiring of employees or former employees of the Company’s independent auditor who participated in any capacity in the audit of the Company.

5.	Be available to the Company’s independent auditor during the year for consultation purposes.

6.	Be directly responsible for the resolution of disagreements between management and any auditor regarding the Company’s financial reporting.

C.	Compliance Oversight Responsibilities

1.	Obtain assurance from the Company’s independent auditor that Section 10A(b) of the Exchange Act has not been implicated.

2.	Review and approve all related-party transactions.

3.	Inquire and discuss with management the Company’s compliance with applicable laws and regulations and with the Company’s Code of Conduct and Ethics in effect, at such time, if any, and, where applicable, recommend policies and procedures for future compliance.

4.	Establish procedures (which may be incorporated in the Company’s Code of Conduct and Ethics, in effect at such time, if any) for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls or reports which raise material issues regarding the Company’s financial statements, or accounting policies and review any such complaints.

5.	Discuss with management and the Company’s independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

6.	Oversee and review the Company’s internal audit function (if applicable).

7.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the Company’s financial statements or the Company’s compliance policies.

8.	Review and approve all payments made to JMP Group Inc. (“JMP”) and to the Company’s officers and directors or its or their affiliates other than (i)

repayment to JMP of the promissory note in the amount of $200,000 (and accrued interest thereon) evidencing a loan made to the Company by JMP to cover offering-related and organizational expenses and (ii) payment of $10,000 per month to JMP for office space and administrative services pursuant to a letter agreement between JMP and the Company. Any payments made to members of the Audit Committee will be reviewed and approved by the Board, with the interested director or directors abstaining from such review and approval.

9.	Review the requirements of Article SIXTH (or any successor article thereto) of the Company’s Amended and Restated Certificate of Incorporation (“Article Sixth”) at each quarterly meeting of the Audit Committee to determine compliance by the Company with the requirements thereof, and review the terms of all agreements (the “IPO Agreements”) between the Company and any of its officers, directors, or JMP included as exhibits to the Registration Statement on Form S-1 filed by the Company with the SEC to register the Company’s initial public offering at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance with such agreement. If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify the noncompliance or otherwise cause compliance with the requirements of Article Sixth or the terms and provisions of each IPO Agreement.

V.	LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the Company’s independent auditor.